Exhibit 10.9

EMPLOYMENT AGREEMENT

This Employment Agreement (Agreement) is by and between Travis Jaggers (Employee) and CommunityBank of Texas, N.A. (Bank). In consideration of the mutual promises made herein, the Bank and Employee agree as follows:

Article 1 : Employment, Compensation, and Expenses
1.1 EMPLOYMENT. The Bank employs Employee, and Employee accepts employment with the Bank upon all of the terms and conditions described in this Agreement and for the Term as set forth on Exhibit A.

1.2 WORK RESPONSIBILITIES. Subject to the terms of this Agreement, Employee is employed in the position at CommunityBank of Texas, N.A. (Bank) indicated on Exhibit A to this Agreement and shall perform the functions and responsibilities of that position. Additional or different duties may be assigned by the Boards of Directors of the Bank and/or the Bank (collectively referred to as the “Board”). Employee’s position, job descriptions, duties and responsibilities may be modified from time to time in the sole discretion of the Board.

1.3 COMPENSATION. As consideration for the services and covenants described in this Agreement, the Bank, agrees to compensate Employee in the following manner:
a. Salary/Wages. The Bank agrees to pay monthly compensation as stated on the attached Exhibit A.

b. Employment Benefits and Compensation Plans. Policies, and Arrangements. Employee shall be entitled to employment benefits such as but not limited to vacation, holidays, leaves of absence, health insurance, dental insurance, etc., if any, available to employees of the Bank generally, in accordance with any policies, procedures, or benefit plans adopted by the Bank from time to time during the existence of this Agreement. Moreover, Employee shall be eligible to receive such other compensation as stated on Exhibit A. Employee’s rights or those of Employee’s dependents under any such benefits or compensation policies, plans or arrangements shall be governed solely by the terms of such policies, plans, or arrangements. The Bank reserves to itself, or its designated administrators, exclusive authority and discretion to determine all issues of eligibility, interpretation and administration of each such benefit or compensation plan, policy or arrangement. The Bank’s employment benefits and compensation arrangements, and policies related thereto, are subject to termination, modification or limitation at the Bank’s sole discretion.

c. Total Compensation. Employee agrees that the compensation stated above and as stated on Exhibit A constitutes the full and exclusive monetary consideration and compensation for all services rendered under this Agreement and for all promises and obligations under this Agreement.

1.4 BUSINESS EXPENSES. The Bank shall pay Employee’s reasonable and necessary business expenses, including expenses incurred for travel on Bank business, in accordance with the policies and procedures of the Bank, as may be adopted or amended from time to time at the Bank’s sole discretion. If Employee incurs business expenses under this Agreement, the Employee shall submit to the Bank a periodic request for reimbursement together with supporting documentation satisfactory to the Bank.

1.5 LOYAL PERFORMANCE OF RESPONSIBILITIES. Employee shall devote the whole of Employee’s professional time, attention and energies to the performance of Employee’s work responsibilities and shall not, either directly or indirectly, alone or in partnership, consult with, advise, work for or have any interest in any other business or pursuit during Employee’s employment under this Agreement. Included in the foregoing, but not limited thereto, during the term of this Agreement Employee shall not, directly or indirectly, engage in, or serve as an officer, director, employee, partner, agent or consultant, or otherwise hold any ownership interest in any entity which engages in any business which competes with that of the Bank. Any modification of this paragraph shall be made only by an agreement in writing signed by Employee and an authorized representative of the Bank.

Article 2 : Confidential Information; Post-Employment Obligations; Bank Property

2.1 THIS AGREEMENT. The terms of this Agreement constitute confidential information, which Employee shall not disclose to anyone other than Employee’s spouse, attorneys, tax advisors, or as required by law. Disclosure of these terms is a material breach of this Agreement and could subject Employee to disciplinary action, including without limitation, termination of employment.

2.2 BANK PROPERTY. All written materials, records, data, customer lists and other documents prepared or possessed by Employee during Employee’s employment by the Bank are the Bank’s property. All information, ideas, concepts, improvements, discoveries, and inventions that are conceived, made, developed, or acquired by Employee individually or in conjunction with others during Employee’s employment (whether during business hours and whether on Bank’s premises or otherwise) which relate to Bank business, products, or services are the Bank’s sole and exclusive property. All memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps, and all other documents, data, or materials of any type embodying such information, ideas, concepts, improvements, discoveries, and inventions are Bank property. At the termination of Employee’s employment with the Bank for any reason, Employee shall return all of the Bank’s documents, data, or other Bank property to the Bank.

2.3 CONFIDENTIAL INFORMATION, NON-DISCLOSURE. Employee acknowledges that the business of the Bank, and its affiliates is highly competitive and that the Bank will provide Employee with access to Confidential Information relating to the business of the Bank and its affiliates. “Confidential Information” means and includes the Bank’s confidential and/or proprietary information and/or trade secrets that have been developed or used and/or will be developed and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, by way of example and without limitation, the following: any information regarding customers, employees, contractors, and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures and pricing techniques; the names of and other information concerning customers, investors, and business affiliates (such as contact name, service provided, pricing for that customer, amount of services used, credit and financial data, and/or other information relating to the Bank’s relationship with that customer); pricing strategies and price curves; plans and strategies for expansion or acquisitions; budgets; customer lists; research; financial and sales data; trading terms; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; prospective customers’ names and marks; grids and maps; electronic databases; models; specifications; computer programs; internal business records; contracts benefiting or obligating the Bank; bids or proposals submitted to any third party; technologies and methods; training methods and training processes; organizational structure; salaries of personnel; payment amounts or rates paid to consultants or other service providers; and other such confidential or proprietary information. Employee acknowledges that this Confidential Information constitutes a valuable, special, and unique asset used by the Bank, or its affiliates in their business to obtain a competitive advantage over their competitors. Employee further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Bank and its affiliates in maintaining their competitive position.

Employee also will have access to, or knowledge of, Confidential Information of third parties, such as actual and potential customers, suppliers, partners, joint venturers, investors, financing sources and the like, of the Bank and its affiliates.

Employee agrees that Employee will not, at any time during or after Employee’s employment with the Bank, make any unauthorized disclosure of any Confidential Information of the Bank or its affiliates, or make any use thereof, except in the carrying out of the Employee’s employment responsibilities hereunder. Employee also agrees to preserve and protect the confidentiality of third party Confidential Information to the same extent, and on the same basis, as the Bank’s Confidential Information.

2.4 NON-COMPETITION OBLIGATIONS. Employee acknowledges that the Bank is providing Employee with access to Confidential Information. Ancillary to Employee’s agreement not to disclose Confidential Information, to protect the Confidential Information described above, and in consideration for Employee’s receiving access to this Confidential Information and compensation stated in this agreement, the Bank and Employee agree to the following non-competition provisions. Employee agrees that during the period of Employee’s unfair competition obligations as stated on Exhibit A, Employee will not, directly or indirectly, for Employee or others, in the geographic region stated on Exhibit A, or, if Employee’s geographic region has changed, in any and all geographic regions in which Employee has worked for the 12-month period immediately preceding Employee’s termination of Employment:

a. engage in any business conducted by the Bank related to community banking and/or financial activities in which the Bank is doing business, has plans to engage in business, or has engaged in business in the preceding 12-month period;

b. perform any job, task, function, or responsibility that Employee has provided for the Bank in the preceding 12-month period; or
c. render advice or services to, or otherwise assist, any other person, association or entity in the business of “a,” or “b” above.

Employee understands that the foregoing restrictions may limit Employee’s ability to engage in certain businesses in the geographic region and during the period provided for above, but acknowledges that these restrictions are necessary to protect the Confidential Information the Bank has provided to Employee.

Employee agrees that this provision defining the scope of activities constituting prohibited competition with the Bank is narrow and reasonable for the following reasons:  Employee is free to seek employment with other companies providing services that do not directly or indirectly compete with any business of the Bank;  Employee is free to seek employment with other companies in the banking business that do not directly or indirectly compete with any business of the Bank; and  there are many other companies in the banking business that do not directly or indirectly compete with any business of the Bank. Thus, this restriction on Employee’s ability to compete does not prevent Employee from using and offering the skills that Employee possessed prior to receiving Confidential Information, specialized training, and knowledge from the Bank.

2.5 NON-SOLICITATION OF CUSTOMERS. For the period of Employee’s unfair competition obligations as stated on Exhibit A following the termination of employment for any reason, Employee will not call on or solicit business from customers of the Bank or its affiliates with whom Employee, within the previous 24 months,  had or made contact, or  had access to information and files regarding. These restrictions are limited by geography to the specific places, addresses, or locations where a customer is present and available for soliciting or servicing.

2.6 NON-SOLICITATION OF EMPLOYEES. For the period of Employee’s unfair competition obligations as stated on Exhibit A following the termination of employment for any reason, Employee will not, either directly or indirectly, call on, solicit, or induce any other employee or officer of the Bank or its affiliates whom Employee had contact with, knowledge of, or association with in the course of employment with the Bank to terminate his or her employment, and will not assist any other person or entity in such a solicitation.

2.7 EARLY DISPUTE RESOLUTION CONFERENCE. The parties are entering into this Agreement with the express understanding that this Agreement is clear and fully enforceable as written. If Employee ever decides later to contend that any restriction on activities imposed by this Agreement no longer is enforceable as written or does not apply to an activity in which Employee intends to engage on behalf of a competing business, Employee first will notify the Bank in writing and meet with a Bank representative at least 14 days before engaging in any activity that foreseeably could fall within the questioned restriction to discuss resolution of such claims.

2.8 WARRANTY AND INDEMNIFICATION. Employee warrants that Employee is not a party to any other restrictive agreement limiting Employee’s activities for the Bank. Employee further warrants that at the time of the signing of this Agreement, Employee knows of no written or oral contract or of any other impediment that would inhibit or prohibit employment with the Bank and that Employee will not knowingly use any trade secret, confidential information, or other intellectual property right of any other party in the performance of Employee’s duties hereunder. Employee shall hold the Bank harmless from any and all suits and claims arising out of any breach of such restrictive agreement or contracts.

2.9 EQUITABLE RELIEF. Employee and the Bank agree that in the event of a breach or threatened breach by Employee of any paragraph in Article 2 of this Agreement, the Bank will not have an adequate remedy at law. Thus, in the event of such a breach or threatened breach, the Bank will be entitled to such equitable and injunctive relief as may be available to prevent and restrain Employee from breaching the provisions of any paragraph in Article 2. The availability to obtain injunctive relieve will not prevent the Bank from pursuing any other equitable or legal relief, including the recovery of damages from such breach or threatened breach.

Article 3 : Termination Of Employment.

3.1 TERMINATION. The Bank may terminate the employment of Employee with or without “Cause” and Employee may terminate his employment with or without “Good Reason” prior to the expiration of the Term of this Agreement. If the Bank terminates Employee with Cause, or Employee terminates employment without Good Reason, Employee shall be entitled only to the pro rata salary through the date of such termination, and all future compensation and benefits shall cease (except for compensation and benefits vested per plan terms). If the Bank terminates Employee without Cause, or Employee terminates Employment for Good Reason, Employee shall be entitled to “Basic Severance” listed on Exhibit A. “Cause” for purposes of this section shall mean  a failure by Employee to substantially perform job duties in a manner in which those duties would have been performed by an employee having the skill, knowledge, expertise, loyalty, fidelity, integrity, honesty, and good faith of an employee ordinarily performing such services; or  the commission by Employee of acts which an employee having the skill, knowledge, expertise, loyalty, fidelity, integrity, honesty, and good faith of an employee ordinarily engaged to perform such services would not have committed under the same or similar circumstances. “Good Reason” for purposes of this section shall mean a material breach by the Bank of any material provision of this Agreement which remains uncorrected for 30 days following Employee’s written notice to the Bank of such breach. This section shall not apply if Employee is eligible for a severance payment after a Change in Control as addressed in the next section. Employee shall be entitled to at most one severance upon termination.

3.2 TERMINATION AFTER CHANGE IN CONTROL. Notwithstanding the foregoing, in the event of termination by the successor to the Bank and/or the Bank without “Cause” or by Employee for “Good Reason,” after a “Change in Control” and within the “Window Period,” the successor to the Bank and/or the Bank shall pay to Employee, in the form of a single lump-sum cash payment (subject to all legally mandated withholding for taxes or other similar items), within fifteen days of the date of termination the “Change in Control Severance” as stated on Exhibit A. For purposes of this section, the following definitions apply:

a. “Cause” shall mean:  an act or acts of dishonesty or disloyalty by Employee materially and adversely affecting the Bank or any related entity;  employee’s material breach of any of his obligations of this Agreement;  employee’s gross negligence or willful misconduct in performance of the duties and services required of him under this Agreement; or  employee’s conviction of a felony or Employee’s conviction of a misdemeanor involving moral turpitude.

b. “Good Reason” shall mean:  the assignment to the Employee of any duties materially inconsistent in any respect with the Employee’s position (including situs, office and title), authority, duties and responsibilities as contemplated by Section 1.2 of this Agreement, excluding any isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Bank promptly after notice of such action; provided, however, that a change to the employee’s duties, in order to constitute Good Reason to resign under this Section 3.2(b) must also constitute a material diminution in the Employee’s authority, duties, or responsibilities;  any material failure by the Bank to comply with any of the provisions of this Agreement;  the Bank requiring the Employee to be based at any office outside Harris County or other mutually agreed location; provided, however, that any such change in the Employee’s workplace must also constitute a material change in the geographic location of the Employee’s primary workplace; or  any material reduction in annual salary as stated in Section 1.3 or as hereafter increased. In all events, the Employee’s resignation shall not be deemed to be for Good Reason under this Section 3.2(b), unless the following conditions are met:  Employee must provide notice to the Bank of the existence of the condition claimed by the Employee to constitute Good Reason to resign within ninety (90) days of the initial existence of such condition;  the Bank must have failed to remedy such condition within thirty (30) days following the Bank’s receipt of the notice described in Section 3.2(b)(i); and  Employee must separate from service with the Bank within thirty (30) days following the end of the Bank’s cure period described above.

c. The Bank recognizes that the position held by Employee is one of those requiring high quality job performance in order to promote and protect the best interests of the Bank. The Bank further recognizes that  it is possible that a Change in Control (as defined herein) could occur at some time in the future,  the uncertainty with such a possibility could result in the distraction of the Employee from his assigned duties and responsibilities,  it is in the best interest of the Employer to assure the continued attention by the Employee to such duties and responsibilities without such distraction, and  Employee must be able to participate in the assessment and evaluation of any proposal which could affect a Change in Control without the Employee being influenced in the exercise of his judgment by uncertainties, regarding his future financial security. A “Change in Control” is defined as any of the following:  a change in the ownership of the capital stock of the Bank whereby a corporation, person, or group acting in concert (hereinafter this Agreement shall collectively refer, to any combination of these three (a corporation, person or group acting in concert) as a “Person” as described in Section 1.4(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), acquires, directly or indirectly, beneficial ownership (within the meaning of Rule I.3d-3 promulgated under the Exchange Act) of a number of shares of the Bank or the Bank which constitutes fifty percent (50%) or more of the combined voting power of the Bank’s or the Bank’s outstanding capital stock then entitled to vote generally in the election of directors;  the persons who were members of the Board of Directors of the Bank or the Bank immediately prior to a tender offer, exchange offer or any combination of the foregoing, cease to constitute a majority of the Board of Directors of the Bank or the Bank;  a tender offer or exchange offer is made by any Person which is successfully completed and which results in such Person beneficially owning (within the meaning of Rule 13d-3 promulgated under the Exchange Act) either  fifty percent (50%) or more of the Bank’s or the Bank’s outstanding shares of common stock or  shares of capital stock having fifty percent (50%) or more of the combined voting power of the Bank’s or the Bank’s then outstanding capital stock (other than an offer made by the Bank or Employer), and sufficient shares are acquired under the offer to cause such Person to own fifty percent (50%) or more of the voting power of the Bank or the Bank; or  the occurrence of any other transaction or series of related transactions which have substantially the same effect as the transactions specified in any of the preceding clauses (any one of the foregoing being herein called a “Transaction.”)

d. A “Window Period” shall mean the 180-day period immediately following any Change in Control.

3.3 Notwithstanding any provisions of this Agreement to the contrary, in the event that the aggregate payments or benefits to be made or afforded pursuant to this Agreement, would be deemed to include an “excess parachute payment” under Section 280G of the Internal Revenue Code, then the termination benefits shall be reduced to an amount which is One Dollar ($1.00) less than the greatest amount allowed to be paid under Section 280G without constituting an “excess parachute payment.”

3.4 The payments to the Employee under this Article 3, on account of the Employee’s involuntary separation from service by action of the Bank or by reason of the Employee’s resignation for Good Reason, are intended to be exempt from Code Section 409A by reason of either the short-term deferral exemption rules found in Treasury Regulation Section 1.409A-1(b)(4) (the “Short-Term Deferral Exemption Rules”) or the rules regarding exemption from Code Section 409A for certain separation pay plans found in Treasury Regulation Section 1.409A-l(b)(9)(iii) (the “Separation Pay Exemption Rules”), and this Article 3 is to be interpreted in all regards in a manner that is consistent with such intent. In this regard, if any amounts, but for this Section 3.4, do not qualify as exempt after taking into account both the Short-Term Deferral Exemption Rules and the Separation Pay Exemption Rules, then a portion of the payments under this Article 3 that would otherwise have been payable after the end of the “applicable 2½ month period” (as that phrase is used for purposes of Treasury Regulation Section 1.409A-1(b)(4)), shall be paid in the form of a lump-sum payment made no later than the end of applicable 2 ½ month period, with the amount of such payment being equal to the amount necessary so that the remaining payments under this Article 3 will be exempt from Code Section 409A under the Separation Pay Exemption Rules. Nothing in this Section 3.4 shall be interpreted so as to reduce or increase the aggregate amount payable under this Article 3.

Article 4 : Miscellaneous

4.1 GOVERNING LAW/VENUE. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas. Venue for any claim filed by either party related to Employee’s employment or this Agreement shall be exclusively in the state courts of Jefferson County, Texas.

4.2 INTERPRETATION. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against either party.
4.3 HEADINGS. The headings of this Agreement are intended solely for the convenience of reference and should be given no effect in the construction or interpretation of this Agreement.

4.4 ENTIRE AGREEMENT. This Agreement embodies the complete agreement and understanding of the parties related to Employee’s employment by the Bank, superseding any and all other prior or contemporaneous oral or written agreements between the parties hereto with respect to the employment of Employee by the Bank, and contains all of the covenants and agreements of any kind whatsoever between the parties with respect to such employment. Each party acknowledges that no representations, inducements, promises or agreements, whether oral or written, express or implied, have been made by either party or anyone acting on behalf of a party, that are not incorporated herein and that no other agreement or promise not contained herein shall be valid or binding.

4.5 MODIFICATION. This Agreement may be amended only by an agreement in writing signed by Employee and the Bank.

4.6 WAIVER. The failure of either party to insist, in any one or more instances, upon performance of the terms or conditions of this Agreement shall not be construed as a waiver or a relinquishment of any right granted under this Agreement or of the future performance of any such term, covenants or condition.

4.7 INVALIDITY. Should any provision(s) in this Agreement be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall be unaffected and shall continue in full force and effect, and the invalid, void or unenforceable provision(s) shall be deemed not to be part of this Agreement.

4.8 VOLUNTARY AGREEMENT. Employee and the Bank represent and agree that each has reviewed all aspects of this Agreement, has carefully read and fully understands all provisions of this Agreement, and is voluntarily entering into this Agreement. Each party represents and agrees that such party has had the opportunity to review any and all aspects of this Agreement with the legal, tax or other advisor or advisors of such party’s choice before executing this Agreement.

4.9 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by and against Employee’s heirs, beneficiaries and legal representatives. It is agreed that the rights and obligations of Employee may not be delegated or assigned except as specifically set forth in this Agreement. In the event of a sale of all or substantially all of the Bank’s capital stock, sale of all or substantially all of the Bank’s assets, or consolidation or merger of the Bank with or into another corporation or entity or individual, the Bank may assign its rights and obligations under this Agreement to its successor-in-interest, and such successor-in-interest shall be deemed to have acquired all rights and assumed all obligations of the Bank under this Agreement.

4.10 COUNTERPARTS. This Agreement may be executed in counterparts and each counterpart, when executed, shall have the validity of a second original. Photographic or facsimile copies of any such signed counterparts may be used in lieu of the original for any purpose.

DATED: January 4, 2016	/s/ Travis Jaggers Travis Jaggers
DATED: January 4, 2016	/s/ Robert R. Franklin Robert R. Franklin Chairman of the Board/Chief Executive Officer CommunityBank of Texas, N.A.

Exhibit “A” to
Employment Agreement
Between CommunityBank of Texas and Travis Jaggers

Employee Name:	Travis Jaggers
Term:	None
Position:	President of CommunityBank of Texas, Houston/Beaumont, Texas
Location:	Houston – Pasadena, Texas
Annual Base Salary:	$294,580.00 subject to annual review by the Bank’s budget and compensation committee and payable in accordance with the Bank’s normal payroll practices.
Bonus:	Participation in the Bank’s Annual Incentive Compensation Plan in which other executive officers and/or employees may participate subject to the terms of the plans.
Paid Time Off	33 days annually.
Basic Severance

An amount equal to (i) one-year’s annual base pay at Employee’s last Annual Base Salary and (ii) twelve months of COBRA continuation coverage. The Bank may pay the Basic Severance in a lump sum or on the Bank’s regular payroll cycle for one-year period at the Bank’s sole discretion. Employee shall sign a release of claims in a form acceptable to the Bank to receive severance under this section.

Change in Control Severance

An amount equal to (i) two-year’s annual base pay at Employee’s last Annual Base Salary and (ii) eighteen months of COBRA continuation coverage. Severance paid as provided in Section 3.2 shall be in a lump sum. Employee shall sign a release of claims in a form acceptable to the Bank to receive severance under this section.

Additional “Good Reason”

In addition to the definition of “Good Reason” stated in Section 3.1 above, Employee shall have Good Reason to terminate employment under Section 3.1 if Robert R. Franklin terminates employment for any reason during the Term of this Agreement or the Bank materially changes Employee’s duties from the duties Employee is performing as President at the time Employee signs this Agreement.

Geographic Region of Non- Competition:	100 miles surrounding any facility owned or operated by the Bank.
Period of Unfair Competition Obligations:

For termination under Section 3.1, during the Employee’s entire period of employment and for one year after termination of employment except that the non-competition restriction in Section 2.4 shall be (i) for 90 days for a termination with Cause or without Good Reason and (ii) their shall be no non-competition obligation for a termination without Cause or with a Good Reason as those terms are defined in Section 3.1.

For termination under Section 3.2, during the Employee’s entire period of employment and for two years after termination of employment, except that the non-competition restriction in Section 2.4 shall be for (i) one year for a termination with Cause or without Good Reason, and (ii) there shall be no non-competition restriction for a termination without Cause or with a Good Reason as those terms are defined in Section 3.2(a) and (b).

CommunityBank of Texas, N.A. By:/s/ Robert R. Franklin Robert R. Franklin Chairman of the Board/ Chief Executive Officer This 4th day of January, 2016	Travis Jaggers /s/ Travis Jaggers This 4th day of January, 2016